Exhibit 10.1

February 20, 2025

Travis D. Stice
c/o Diamondback Energy, Inc.
500 West Texas Ave.
Suite 100
Midland, TX  79701

Re:	Service as Executive Chairman

Dear Travis:

On behalf of Diamondback Energy, Inc. (the “Company”) and its Board of Directors (the “Board”), I want to thank you for your many years of service to the Company, during which you have demonstrated remarkable leadership and have made immeasurable contributions to the Company.  We appreciate your willingness to provide continued support and expertise to the Company as Executive Chairman of the Board (“Executive Chairman”).

This agreement (this “Agreement”) sets forth the terms of your employment as Executive Chairman, effective as of the date of the Company’s annual meeting of stockholders in 2025 (the “Effective Date”).  In the event that your employment terminates prior to the Effective Date, this Agreement shall be null and void ab initio.

1.
Term.  The term of your employment as Executive Chairman hereunder shall commence on the Effective Date and shall continue until the date of the Company’s annual meeting of stockholders in 2026 (the “Expiration Date” and such period, the “Term”).  Your employment with the Company shall cease on the Expiration Date; provided, however, subject to the terms of this Agreement, your employment with the Company and the Term may be terminated for any reason or no reason prior to the Expiration Date by the Company or by you.  During the Term, you shall be nominated to serve as a member of the Board.  Unless the Term is terminated prior to the Expiration Date pursuant to this Agreement, upon the Expiration Date, you shall transition to non-Executive Chairman of the Board.

2.
Position and Duties.  On the Effective Date, you shall assume the position of Executive Chairman and your service as Chief Executive Officer shall cease.  In the position of Executive Chairman, your duties shall include (a) chairing meetings of the Board, (b) assisting with the transition of your duties as Chief Executive Officer to your successor, (c) providing advice, guidance and assistance to the Chief Executive Officer and (d) such other duties as the Board reasonably requests from time to time.  During the Term, you shall report solely to the Board.

500 WEST TEXAS AVENUE, SUITE 100 ∙ MIDLAND, TEXAS 79701

3.	Location. During the Term, you shall be provided an office at the Company’s corporate headquarters in Midland, Texas.

4.
Base Salary.  During the Term, your annual base salary shall be $900,000.  The Company shall pay your base salary in accordance with its normal payroll practices and procedures as in effect from time to time.

5.
Annual Bonus.  During the Term, you shall be eligible for an annual bonus with a target opportunity of 150% of the annual base salary earned by you in respect of the applicable year.  For clarity, with respect to (a) 2025, your annual bonus shall be based on the blended base salary earned by you before and after the Effective Date, and (b) 2026, your annual bonus shall be prorated based on the base salary earned by you from January 1, 2026 through the Expiration Date.  The actual amount of the annual bonus payable in respect of 2025 and 2026 shall be determined based on actual Company performance for the full year and paid at the time annual bonuses are paid to other senior executives of the Company generally.

6.	Equity Awards.

a.
2025.  In your capacity as Chief Executive Officer of the Company prior to the Effective Date, at the same time as the Company makes its annual equity award grants for 2025 to its senior executives generally, you shall be granted equity awards for 2025 with a target grant date fair value of $13,000,000.  These equity awards will be 60% PSUs and 40% RSUs granted in a manner consistent with the Company’s historical practices.

b.
2026.  At the same time as the Company makes its annual equity award grants for 2026, you shall be granted equity awards for 2026 in your capacity as Executive Chairman with a target grant date fair value of $7,800,000, subject to your continued employment with the Company through the grant date. These equity awards will be 60% PSUs and 40% RSUs granted in a manner consistent with the Company’s historical practices.

7.	Benefits. During the Term, you shall be provided employee benefits on terms that are no less favorable than those applicable to other senior executives of the Company generally.

8.	Termination.

a.
Termination Prior to the Expiration Date.  Prior to the Expiration Date, you or the Company may terminate your employment for any reason or no reason.  During the Term, you shall remain a participant in the Company’s Amended and Restated Senior Management Severance Plan (as in effect from time to time, the “Severance Plan”); provided that for purposes of Schedule A to the Severance Plan your “Multiple of Base Salary” shall be 1x and your “Number of Months” shall be 24, resulting in “Base Salary Continuation” payable in connection with an “Eligible Termination” that does not occur within the “Protection Period” (in each case, within the meaning used in the Severance Plan) pursuant to Section 2.1(c) or 2.3(c) of the Severance Plan in an amount equal to two times your then applicable base salary.  For clarity, your “Applicable Factor” (within the meaning used in the Severance Plan) shall remain 3.00.  Except as provided in the Severance Plan (as modified by the foregoing sentence) or any applicable equity award agreement, you shall not be entitled to any other compensation or benefits in connection with the termination of your employment prior to the Expiration Date.

b.
Termination on the Expiration Date.  Upon the termination of your employment with the Company on the Expiration Date, (i) you shall be entitled to the Accrued Obligations (as defined in the Severance Plan), and (ii) if you elect health care continuation coverage under Section 4980B of the Internal Revenue Code (“COBRA”), following the Expiration Date, the Company shall reimburse you on a monthly basis for the premium cost of such COBRA continuation coverage for you and your eligible dependents through December 31, 2026.  Upon the Expiration Date, you shall transition to non-Executive Chairman of the Board, in which capacity you shall be compensated in accordance with the Company’s compensation program for non-employee members of the Board as in effect from time to time.  In accordance with their terms, your equity awards shall remain eligible for continued vesting based on your service as a non-employee member of the Board.

c.
Resignation from Other Positions.  Except as contemplated by Section 8.b., upon the termination of your employment for any reason, you shall be deemed to have resigned, without any further action by you, from any and all officer and director positions that you, immediately prior to such termination, held with the Company or any of its affiliates or held with any other entities at the direction of, or as a result of your affiliation with, the Company or any of its affiliates.  If for any reason this Section 8.c. is deemed to be insufficient to effectuate such resignations, then you shall, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations.  In addition, you hereby designate the Secretary or any Assistant Secretary of the Company or its applicable affiliate to execute any such documents or instruments as your attorney-in-fact to effectuate such resignations if execution by the Secretary or any Assistant Secretary of the Company or such affiliate is deemed by the Company or such affiliate to be a more expedient means to effectuate such resignation or resignations.

9.	Miscellaneous

a.
Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to you:	At the most recent address on file at the Company.

If to the Company:	Diamondback Energy, Inc. 500 West Texas Ave. Suite 100 Midland, TX 79701

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

b.	Governing Law. This Agreement shall be governed by the laws of the State of Texas, without reference to the choice of law rules that would cause the application of the law of any other jurisdiction.

c.
Entire Agreement.  This Agreement, together with the Severance Plan and any agreements governing your equity awards from the Company, contains the entire agreement between you and the Company with respect to your service as Executive Chairman and supersedes any and all prior understandings or agreements, whether written or oral, with respect to such service.

d.
Amendments.  No provision of this Agreement shall be modified or amended except by an instrument in writing duly executed by the parties hereto.  No custom, act, payment, favor or indulgence shall grant any additional right to you or be deemed a waiver by the Company of any of your obligations hereunder or release you therefrom or impose any additional obligation upon the Company.  No waiver by any party of any breach by the other party of any term or provision hereof shall be deemed to be an assent or waiver by any party to or of any succeeding breach of the same or any other term or provision.

e.
Section Headings; Construction.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation hereof.  For purposes of this Agreement, the term “including” shall mean “including, without limitation” and the term “affiliate” means, with respect to any person, an entity controlled by, controlling or under common control with such person.

f.
Tax Withholding.  The Company and its affiliates may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

g.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

To confirm the foregoing terms are acceptable to you, please execute and return the copy of this Agreement, which is enclosed for your convenience.

Very truly yours,

Diamondback Energy, Inc.

By:	/s/ Kaes Van’t Hof
Name: Kaes Van’t Hof
Title: President

Acknowledged and agreed:

/s/ Travis D. Stice
Travis D. Stice

[Signature Page to Executive Chairman Agreement]